SUB-ADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of this 30th day of June, 2023, by and among RiverPark Advisors, LLC, a Delaware limited liability company (the “Adviser”), Next Century Growth Investors, LLC, a Delaware limited liability company (the “Sub-Adviser”), and the RiverPark Funds Trust, a Delaware statutory trust (the “Trust”) on behalf of its series, RiverPark/Next Century Growth Fund (the “Fund”).

WHEREAS, the Trust, and therefore the Fund, is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has been appointed investment adviser to the Trust and the Fund, pursuant to the Amended and Restated Investment Advisory Agreement dated February 14, 2012, as amended from time to time (the “Advisory Agreement”), which has been approved by the Trust’s Board of Trustees (the “Board of Trustees”);

WHEREAS, the Adviser and the Trust desire to retain the Sub-Adviser to provide a continuous investment program for the Fund’s assets and the Sub-Adviser is willing to do so; and

WHEREAS, the Board of Trustees has approved this Agreement, and the Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. The Adviser and the Trust hereby appoint the Sub-Adviser to serve as sub-adviser to the Adviser with respect to the Fund. Intending to be legally bound, the Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2. Advisory Services. Subject to the supervision of the Board of Trustees and the Adviser, the Sub-Adviser will provide a continuous investment program for the Fund, including investment research and management with respect to the securities and investments and cash equivalents of the Fund. The Sub-Adviser will provide services under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as set forth in the Trust’s (i) registration statement filed with the Securities and Exchange Commission in effect on the date hereof and as amended or supplemented during the term of this Agreement and (ii) resolutions of the Board of Trustees applicable to the Fund. The Fund shall provide the Sub-Adviser with written notice of any changes to such objective, policies and restrictions no less than 60 days prior to the effectiveness of any such change.

Without limiting the generality of the foregoing, the Sub-Adviser further agrees that it:

(a) will determine what securities and other investments will be purchased, retained or sold for the Fund;

(b) will manage, in consultation with the Adviser, the Fund’s temporary investments in securities, cash and cash equivalents;

(c) will place orders pursuant to its investment determinations for the Fund either through the Adviser or directly with the issuer or with any broker or dealer;

(d) will consult with the Adviser on a regular basis as to the Fund’s assets invested by the Sub-Adviser;

(e) will attend business and investment-related meetings with the Board of Trustees and the Adviser, as reasonably requested by the Trust, the Adviser or both; and

(f) will maintain, or as necessary, support the Adviser’s maintenance of the books and records with respect to the securities transactions for the Fund, furnish to the Adviser and the Board of Trustees such periodic and special reports as they may reasonably request with respect to the Fund, and provide in advance to the Adviser all reports to the Board of Trustees for examination and review within a reasonable time prior to the Board of Trustees’ meetings.

3. Covenants by the Sub-Adviser. The Sub-Adviser agrees with respect to the services provided to the Fund that it:

(a)  as part of its retention as Sub-Adviser with respect to the investment of the Fund’s assets, the Sub-Adviser is authorized by its governing documents to enter into this Agreement and the terms of this Agreement do not violate any obligation by which the Sub-Adviser is bound, whether arising by contract, operation of law or otherwise;

(b) will maintain its status as a Registered Investment Adviser with the Securities and Exchange Commission;

(c) will conform its actions to all applicable Rules and Regulations of the Securities and Exchange Commission;

(d) will deliver by electronic means trade information to the Fund’s designated Fund Accountant no later than the first business day following the day of the trade and cause broker confirmations to be sent directly to the Fund’s designated Fund Accountant and adopt such other trade reporting, settlement and clearance procedures with respect to the Fund as shall be in accordance with the Fund’s existing procedures and as mutually agreed by the parties hereto;

(e) will treat confidentially and as proprietary information of the Fund all confidential records and other non-public information relative to the Fund and to prior, present or potential shareholders (other than shareholders that have previously invested with or have pre-existing relationships with the Sub-Adviser or its affiliates), and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except (i) after prior written notification to the Trust, to respond to requests that are a part of routine regulatory audits or inspections or (ii) after prior notification to the Trust where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust;

(f) will maintain its own Code of Ethics and report to the Adviser’s designated compliance officer any violation of such Code that pertains to the management of the Fund, via a periodic compliance certification;

(g) will maintain its own compliance program or manual, pursuant to Rule 206(4)-7 of the Investment Advisers Act. The Sub-Adviser will upon request provide either the manual or a summary thereof, including updates thereto, to the Adviser’s designated compliance officer; and

(h) will use the utmost care in making and implementing investment decisions on behalf of the Fund and if any trade error occurs, the error will be corrected as soon as practicable in a manner such that the Fund is not disadvantaged and is “made whole.”

4. Covenants by the Adviser and the Trust. The Adviser and the Trust agree with respect to the services provided to the Fund:

(a)  that the Sub-Adviser’s appointment as sub-adviser to the Fund is authorized by the governing documents of the Fund, and the terms of this Agreement do not violate any obligation by which the Fund is bound, whether arising by contract, operation of law or otherwise; and

(b) that the Sub-Adviser may use the Fund’s name on a representative client list.

5. Fund Transactions. Investment decisions for the Fund shall be made by the Sub-Adviser independently from those for any other investment companies and accounts advised or managed by the Sub-Adviser. The Fund and such investment companies and accounts may, however, invest in the same securities. To the extent permitted by law, the Sub-Adviser may aggregate the securities to be sold or purchased for the Fund with those to be sold or purchased for other investment companies or accounts in order to obtain best execution for all the Sub-Adviser’s clients on an overall basis. When the Sub-Adviser seeks to purchase or sell the same security at substantially the same time on behalf of the Fund and/or another investment company or account, the Sub-Adviser shall effect such transaction on an average price basis, and available investments will be allocated as to amount in a manner that the Sub-Adviser believes to be equitable to the Fund and such other investment company or account.

The Sub-Adviser may place orders for the purchase and sale of portfolio securities for the Fund through the Adviser or may directly solicit broker-dealers to execute transactions in accordance with the Fund’s policies and restrictions regarding brokerage allocations. If applicable, the Sub-Adviser shall place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. If it executes portfolio transactions and selects brokers or dealers, the Sub-Adviser shall use its reasonable best efforts to seek the most favorable execution of orders, after taking into account all factors the Sub-Adviser deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Consistent with this obligation, the Sub-Adviser may, to the extent permitted by law, purchase and sell portfolio securities to and from brokers and dealers who provide brokerage and/or research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to or for the benefit of the Fund and/or other accounts over which the Sub-Adviser or any of its affiliates exercises investment discretion. The Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and/or research services a commission for executing a portfolio transaction for the Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and/or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities to the Fund. In no instance will portfolio securities be purchased from or sold to the Adviser or the Sub-Adviser or any affiliated person of either thereof; except as permitted by Rules and Regulations of the Securities and Exchange Commission.

6. Certain Representations and Warranties. Each of the parties hereto represents and warrants to the other that, as of the date hereof; this Agreement has been duly and validly authorized by all necessary action (corporate, limited liability company or otherwise) on the part of such party, has been duly executed and delivered by such party and constitutes the valid and legally binding obligation of such party, enforceable against such party in accordance with its terms and conditions except as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

7. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act with respect to the services provided by the Sub-Adviser hereunder.

8. Expenses. During the term of this Agreement, the Sub-Adviser will pay its own expenses incurred in connection with the performance of its obligations under this Agreement including, compensation of and office space for its officers and employees connected with investment and economic research, trading and investment advisory services for the Fund.

9. Compensation and Expense Limitation Agreement.

(a)  In consideration of the services rendered pursuant to this Agreement, during the term of this Agreement the Adviser and not the Fund will pay to the Sub-Adviser, as compensation for the services provided by the Sub-Adviser under this Agreement, a monthly fee equal to (ii) 0.40% (on an annualized basis) of the average net assets of the Fund. The Adviser shall pay the Sub-Adviser as soon as practical after the last day of each calendar month, but no later than ten (10) business days after the end of each month. In case of termination or expiration of this Agreement during any calendar month, the fee with respect to such month shall be reduced proportionately based upon the number of calendar days during which it is in effect and the fee shall be computed upon the average net assets of the Fund in accordance with the Fund’s prospectus.

(b)  In the event the ordinary annual operating expenses of the Fund (including all organization and offering expenses, but excluding interest, brokerage commissions, dividends on short sales and interest expense on securities sold short, acquired fund fees and expenses and extraordinary expenses) (the “Operating Expenses”) exceed the per annum rate as a percentage of average daily net assets (the “Expense Limitation”) as set forth on Schedule A attached hereto, (i) the Sub-Adviser and the Adviser will waive some or all of their respective advisory fees (the “Fee Waiver”) on a pro rata (50/50) basis as may be necessary to limit the Operating Expenses to the Expense Limitation, and (ii) to the extent that the Fee Waiver is not sufficient to reduce the Operating Expenses below the Expense Limitation, the Adviser alone will pay to the Fund such amounts as necessary to limit the Operating Expenses to the Expense Limitation.

(c)  To the extent that the Adviser may, during the three-year period after it has subsidized expenses or waived fees, recover some or all of such amounts from the Fund, the Adviser agrees to share the portion of such recovered amounts with the Sub-Adviser based on the same proportion that the Sub-Adviser waived a portion of its compensation due from the Adviser or subsidized such expenses; provided, however, that the Adviser will be entitled to the recovery of any amounts paid by the Adviser to the Fund under the circumstances described above where the Fee Waiver is not sufficient, as a priority to any other amounts payable hereunder.

10. Standard of Care: Limitation of Liability: Limited Indemnity. The Sub-Adviser shall exercise due care and diligence in a manner consistent with those standards set forth in the Trust documents and applicable law and in any event will use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers. The Fund agrees to indemnify, defend and hold the Sub-Adviser, and its managers, officers, directors, equity holders, employees and agents (“Related Persons”), harmless from and against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Sub-Adviser to the Fund, or in connection with the past or present performance of services to the Fund in accordance with this Agreement, except to the extent that the loss, claim, damage, liability, cost or expense was caused by reason of willful misconduct, bad faith, gross negligence, or reckless disregard of the duties on the part of the Sub-Adviser in the performance of its duties and obligations under this Agreement. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. Federal and various state securities laws may afford the Fund certain rights and remedies under certain circumstances, even in the absence of bad faith, willful misconduct, gross negligence or reckless disregard by the Sub-Adviser or its Related Persons, and nothing contained herein shall in any way constitute a waiver or limitation of any such rights and remedies that the Fund may have under any such federal or state securities laws.

11. Reference to the Sub-Adviser. Without the prior approval of the Sub-Adviser, neither the Adviser nor any affiliate or agent of it shall make reference to this Agreement or use the name of the Sub-Adviser or any of its affiliates except with respect to references in regulatory filings and communications with shareholders concerning the identity of and services provided by the Sub-Adviser to the Fund, which references shall not differ in substance from those typically included in a proxy statement or annual report of the Fund, or the Fund’s registration statement and any advertising or promotional materials, provided such materials are FINRA compliant.

12. Duration and Termination.

(a)  Unless sooner terminated, this Agreement shall be for an initial period of two years, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Board of Trustees provided that its continuance also is approved by a majority of the members of the Board of Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)  This Agreement is terminable at any time for any reason and without penalty, on sixty (60) days’ written notice, by the Board of Trustees, the Adviser or the Sub-Adviser or by vote of a majority of the outstanding voting securities of the Fund. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

(c)  Termination or expiration of this Agreement, however caused, shall be without prejudice to any compensation accrued to the date of termination or expiration and Section 3(e), shall survive any termination or expiration.

13. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the members of the Board of Trustees who are not interested persons of the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

14. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Sub-Adviser at:

Next Century Growth Investors LLC

Two Carlson Parkway North

Suite 125

Plymouth, MN 55447

Email : bscott@ncgrowth.com

To the Adviser at:

RiverPark Advisors, LLC

156 West 56th Street, 17th Floor

New York, NY 10019

Attn: Morty Schaja

Email: mschaja@riverparkfunds.com

To the Board of Trustees or the Fund at:

RiverPark Funds Trust

156 West 56th Street, 17th Floor

New York, NY 10019

Attn: Morty Schaja

Email: mschaja@riverparkfunds.com

with a copy to:

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Thomas R. Westle, Esq.

Email: twestle@blankrome.com

The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand, facsimile (with confirmation of transmission) or electronic mail if sent during normal business hours on a business day; (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier (delivery receipt requested); or (iii) the fifth (5th) business day after the date of the mailing thereof, if mailed by certified or registered mail, postage prepaid.

15.  Proxy Voting. The Sub-Adviser is authorized to vote proxies (or similar authorizations or consents) received on securities held in the Fund. The Adviser and the Trust represent that voting authority is not expressly reserved to any other party under the documents governing the Fund. All proxies will be voted in accordance with the Adviser’s written policy in effect from time to time, receipt of which the Sub-Adviser hereby acknowledges. The Adviser and the Trust shall instruct the Fund’s custodian to forward promptly to the Sub-Adviser receipt of such communications and to follow the Sub-Adviser’s instructions concerning the same. The Sub-Adviser shall not be responsible for voting proxies not timely received by the Sub-Adviser.

16. Legal Proceedings. The Sub-Adviser will not advise or act for the Adviser of the Fund in any legal proceedings, including bankruptcies or class actions, involving securities held or previously held in the Fund or the issuers of these securities, without the prior written consent of the Adviser, which shall not be unreasonably withheld or delayed.

17.  Force Majeure. In addition, and without limiting any other provision of this Agreement, the Sub-Adviser shall not be liable for (i) force majeure or other events beyond the control of the Sub-Adviser, including without limitation any failure, default or delay in performance resulting from computer or other electronic or mechanical equipment failure, unauthorized access, theft, operator errors, government restrictions, exchange or market rulings or suspension of trading, strikes, failure of common carrier or utility systems, severe weather or breakdown in communications not reasonably within the control of the Sub-Adviser or other causes commonly known as “acts of god”, whether or not any such cause was reasonably foreseeable, or (ii) general market conditions rather than a violation of this Agreement by the Sub-Adviser.

18.  Limits on Obligations. Notwithstanding anything to the contrary in this Agreement, in no event will the Sub-Adviser be obligated to effect any transaction or instruction it believes (without verification or inquiry) would violate any law, rule or regulation; the rules or regulations of any regulatory or self-regulatory body; or the Sub-Adviser’s legal, regulatory, or operational policies and procedures; provided, however, that the Sub-Adviser must provide the Adviser written notice of its decision not to effect a transaction within one business day of such decision.

19. Miscellaneous. Neither the holders of shares of the Fund nor the members of the Board of Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

20. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior writings and understandings relating thereto.

21. Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law in a manner not in conflict with the provisions of the 1940 Act.

22. Arbitration. Except as may be prohibited by the 1940 Act, any dispute, controversy, proceeding or claim arising out of or relating to: (i) this Agreement or the subject matter hereof or thereof, (ii) the breach, termination, enforcement, interpretation or validity of this Agreement, including the determination of the scope or applicability of this agreement to arbitrate, or (iii) the relationship among the parties hereto or thereto, in each case, whether in contract, tort, common or statutory law, equity or otherwise (collectively, a “Dispute”) may only be resolved by arbitration as provided in this Section 22. No party hereto shall commence any litigation with respect to a Dispute except as expressly set forth in this Section 22. To resolve a Dispute, any party hereto may commence an arbitration to be administered by the Commercial Arbitration Rules of the American Arbitration Association (the “Association”). If the parties are unable to agree upon a single arbitrator, the arbitrator shall be a single, independent arbitrator selected by the Association. Arbitration shall take place in New York, New York or any other location mutually agreeable to the parties. The decision of the arbitrator shall be final and binding upon all parties hereto and all persons claiming under and through them. The fees and expenses of the arbitrator shall be paid equally by each party to such arbitration. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Without limiting the foregoing, each party consents to the non-exclusive jurisdiction of (x) the United States District Court for the Southern District of New York, or (y) the Supreme Court of the State of New York, New York County (the “Designated Court”), to render judgment on an award. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Designated Court.

23. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25. Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement has been, or in the future is, relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its authorized officer.

NEXT CENTURY GROWTH LLC

By:
Name:	Bob Scott
Title:	President

RIVERPARK ADVISORS, LLC

By:
Name:	Morty Schaja
Title:	President

RIVERPARK FUNDS TRUST

By:
Name:	Morty Schaja
Title:	Chairman

SCHEDULE A

Expense Limitation

(as a percentage of average daily net assets)

Retail Class – 1.40%

Institutional Class – 1.15%